Exhibit 99.1

5151 San Felipe
Houston, Texas 77056
NYSE: CPPL

NEWS RELEASE	November 3, 2015

Columbia Pipeline Partners LP Reports Solid Third Quarter Results

•	$27.5 Million of Adjusted EBITDA and $20.8 Million of Distributable Cash Flow Generated For Third Quarter

•	Cash Distribution Increased to $0.1725 Per Unit

•	Reconfirms 20% Annual Distribution Growth Rate

HOUSTON - Columbia Pipeline Partners LP (NYSE: CPPL) (“CPPL”), a Columbia Pipeline Group, Inc. (NYSE: CPGX) (“CPG”) company, today reported financial and operating results for the third quarter 2015.

“Columbia Pipeline Partners delivered another solid quarter squarely in line with our expectations,” said Robert C. Skaggs Jr., chairman and chief executive officer of CPP GP LLC, the general partner of CPPL. “Despite recent volatility in the financial markets, our outlook remains unchanged -- specifically, delivering 20 percent annual distribution growth through 2020, a compelling investment proposition by any measure.”
CPPL reported net income attributable to limited partners of $22.0 million, or $0.22 per common unit, and Adjusted EBITDA (a non-GAAP measure) of $27.5 million. CPPL generated Distributable Cash Flow (a non-GAAP measure) of $20.8 million. The distribution coverage ratio (a non-GAAP measure) for the year-to-date period is 1.13x. Please see the definitions of such non-GAAP measures in the “Non-GAAP Financial Measures” section of this press release and a reconciliation to their most comparable measure calculated in accordance with GAAP on Schedule 1 of the financial tables below.

Presentation of Financial Statements

CPPL's consolidated financial statements include the accounts of CPPL and its consolidated subsidiary, CPG OpCo LP (“OpCo”). CPPL holds a 15.7% limited partner interest and a non-economic general partner interest in OpCo. CPPL controls OpCo through the ownership of its general partner and, accordingly, CPPL consolidates OpCo in its consolidated financial statements. Columbia Energy Group (a wholly owned subsidiary of CPG), which is CPPL's sponsor, owns an 84.3% limited partner interest in OpCo, which is reflected as a non-controlling interest in CPPL's financial statements.

Balance Sheet

CPPL has a $500 million revolving credit facility, under which $20.0 million was drawn as of September 30, 2015.

Growth and Modernization Capital Expenditures

Growth and Modernization capital expenditures totaled $363.6 million for the third quarter. These expenditures were mostly attributable to the Leach XPress and Rayne XPress projects, the East Side Expansion project and the Columbia Gas Transmission modernization program. Additional details about CPPL's growth projects can be found in CPG’s third quarter 2015 earnings release, also issued on November 3, 2015.

Distributable Cash Flow Forecast

CPPL's full-year 2015 guidance for Distributable Cash Flow of $69 million remains unchanged.

Three Months Ended September 30, 2015 Operating Results

A comparison of operating results for the three months ended September 30, 2015 to the three months ended September 30, 2014 is summarized below. Earnings for the periods prior to the date of the initial public offering are derived from the financial statements and accounting records of CPPL's predecessor.

Operating revenues, excluding the impact of a $14.8 million decrease in trackers, which is offset in expense, increased by $17.2 million. That increase was primarily due to higher demand margin revenue from growth projects placed into service and new firm contracts, partially offset by a decrease in mineral rights royalty revenue.

Operating expenses, excluding the impact of a $14.8 million decrease in trackers, which is offset in revenues, decreased by $28.5 million. That decrease was primarily due to increased gains on the conveyances of mineral interests and lower employee and administrative costs, partially offset by higher depreciation and increased outside service costs.

Equity earnings increased by $3.3 million, primarily due to new Pennant facilities being fully placed in service.

Other income (deductions) for the third quarter of 2015 increased income by $1.8 million compared with a reduction in income of $10.8 million in the same period in 2014. The increase was primarily due to a decrease in interest expense resulting from the repayment of long-term debt and an increase in Allowance for Funds Used During Construction (AFUDC).
Nine Months Ended September 30, 2015 Operating Results

A comparison of operating results for the nine months ended September 30, 2015 to the nine months ended September 30, 2014 is summarized below. Earnings for the periods prior to the date of the initial public offering are derived from the financial statements and accounting records of CPPL's predecessor.

Operating revenues, excluding the impact of a $90.3 million decrease in trackers, which is offset in expense, increased by $58.6 million. That increase was primarily due to higher demand margin revenue from growth projects placed into service and new firm contracts, partially offset by a decrease in mineral rights royalty revenue and lower condensate revenues.

Operating expenses, excluding the impact of a $90.3 million decrease in trackers, which is offset in revenues, increased by $11.4 million. That increase was primarily due to higher outside service costs, increased employee and administrative costs, higher depreciation and increased other taxes. These increases were partially offset by increased gains on the conveyances of mineral interests.

Equity earnings increased by $11.3 million, primarily due to new Pennant facilities being fully placed in service as well as new compression assets at Millennium Pipeline.
Other income (deductions) for the nine months ended September 30, 2015 reduced income by $6.7 million compared with a reduction in income of $31.1 million in the same period in 2014. That decrease was primarily due to a decrease in interest expense resulting from the repayment of long-term debt, an increase in AFUDC and higher interest income.

Conference Call

CPPL and CPG will host a joint investor conference call at 9:30 a.m. ET (8:30 a.m. CT) on Tuesday, November 3, 2015, to review their third quarter 2015 financial results. All interested parties may listen to the conference call live by logging on to the Columbia Pipeline Partners or Columbia Pipeline Group investor websites at http://investors.columbiapipelinepartners.com or http://investors.cpg.com.

A replay of the call will be available beginning at 1:00 p.m. ET on November 3, through 11:59 p.m. ET on November 10. To access the recording, call (855) 859-2056 and enter conference ID 51443749. For international participants to hear the replay, please dial (404) 537-3406 and enter the same conference ID as above, 51443749. A recording of the call will also be archived on the Columbia Pipeline Partners and Columbia Pipeline Group websites.
Non-GAAP Financial Measures
Adjusted EBITDA , Partnership Distributable Cash Flow and Distribution Coverage Ratio
We define Adjusted EBITDA as net income before interest expense, income taxes, and depreciation and amortization, plus distributions of earnings received from equity investees, less equity earnings in unconsolidated affiliates and other, net. In addition, to the extent transactions occur that are considered unusual, infrequent or not representative of underlying trends, we will remove the effect of these items from Adjusted EBITDA. Examples of these transactions include impairments and costs associated with CPG's separation from NiSource. We define Partnership Distributable Cash Flow as Adjusted EBITDA less net cash interest expense, maintenance capital expenditures, gain on sale of assets and distributable cash flow attributable to noncontrolling interests plus proceeds from sale of assets, interest income, capital costs related to the separation and any other known differences between cash and income. We define Distribution Coverage Ratio as the ratio of distributable cash flow per outstanding unit (as of the end of the period) to cash distributions payable per outstanding unit with respect to such period.
Adjusted EBITDA, Partnership Distributable Cash Flow and Distribution Coverage Ratio are non-GAAP supplemental financial measures that management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentations of Adjusted EBITDA, Partnership Distributable Cash Flow and Distribution Coverage Ratio will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and Partnership Distributable Cash Flow are Net Income and Net Cash Flows from Operating Activities. Our non-GAAP financial measures of Adjusted EBITDA and Partnership Distributable Cash Flow should not be considered as an alternative to GAAP Net Income or Net Cash Flows from Operating Activities. Adjusted EBITDA and Partnership Distributable Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash flows from operating activities. You should not consider Adjusted EBITDA , Partnership Distributable Cash Flow and Distribution Coverage Ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, Partnership Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in our industry, our definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

About Columbia Pipeline Partners LP

Columbia Pipeline Partners LP, based in Houston, Texas, is a fee-based, growth-oriented master limited partnership formed to own, operate and develop a growing portfolio of natural gas pipelines, storage and related midstream assets.

Columbia Pipeline Partners' business and operations are conducted through CPG OpCo LP and its subsidiaries, which own and operate substantially all of the natural gas transmission, storage and midstream assets of Columbia Pipeline Group, Inc. Columbia Pipeline Group operates approximately 15,000 miles of strategically located interstate pipelines extending from New York to the Gulf of Mexico, one of the nation’s largest underground natural gas storage systems, and a growing portfolio of related gathering and processing assets. The majority of its assets overlay the Marcellus and Utica Shale production areas. Additional information can be found at www.columbiapipelinepartners.com and www.cpg.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of federal securities laws, which are statements other than historical facts and that frequently use words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "position," "should," "strategy," "target," "will" and similar words. All forward-looking statements speak only as of the date of this release. Although CPPL believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such statements. This release contains certain forward-looking statements that are based on current plans and expectations and are subject to various risks and uncertainties. CPPL’s business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond CPPL’s control. These factors include, but are not limited to, changes in general economic conditions; competitive conditions in our industry; actions taken by third-party operators, processors and transporters; the demand for natural gas storage and transportation services; our ability to successfully implement our business plan; our ability to complete internal growth projects on time and on budget; the price and availability of debt and equity financing; the availability and price of natural gas to the consumer compared with the price of alternative and competing fuels; competition from the same and alternative energy sources; energy efficiency and technology trends; operating hazards and other risks incidental to transporting, storing and gathering natural gas; natural disasters, weather-related delays, casualty losses and other matters beyond our control; interest rates; labor relations; large customer defaults; changes in the availability and cost of capital; changes in tax status; the effects of existing and future laws and governmental regulations; and the effects of future litigation. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of CPPL’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. CPPL expressly disclaims any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.
FOR ADDITIONAL INFORMATION:

Bruce Connery	James Yardley
Vice President, Investor Relations	Director, Corporate Communications
(713) 386-3603	(713) 386-3366
blconnery@cpg.com	jyardley@cpg.com

Columbia Pipeline Partners LP
Statements of Consolidated and Combined Operations (GAAP)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per unit amounts)	2015	2014	2015	2014
		Predecessor		Predecessor
Operating Revenues
Transportation revenues	$265.8	$236.1	$751.0	$743.5
Transportation revenues-affiliated	—	18.8	47.1	66.3
Storage revenues	49.5	35.9	122.3	108.2
Storage revenues-affiliated	—	13.2	26.2	40.1
Other revenues	4.7	13.6	28.2	48.4
Total Operating Revenues	320.0	317.6	974.8	1,006.5
Operating Expenses
Operation and maintenance	144.9	163.2	392.9	477.1
Operation and maintenance-affiliated	37.4	31.8	112.1	89.6
Depreciation and amortization	33.4	29.2	98.7	87.7
Gain on sale of assets and impairment, net	(38.4)	(3.0)	(52.0)	(20.8)
Property and other taxes	15.2	14.6	53.3	50.3
Total Operating Expenses	192.5	235.8	605.0	683.9
Equity Earnings in Unconsolidated Affiliates	15.3	12.0	44.2	32.9
Operating Income	142.8	93.8	414.0	355.5
Other Income (Deductions)
Interest expense	(1.2)	—	(1.2)	—
Interest expense-affiliated	(6.4)	(14.4)	(24.1)	(39.1)
Other, net	9.4	3.6	18.6	8.0
Total Other Income (Deductions), net	1.8	(10.8)	(6.7)	(31.1)
Income before Income Taxes	144.6	83.0	407.3	324.4
Income Taxes	—	29.8	23.7	119.7
Net Income	$144.6	$53.2	$383.6	$204.7
Less: Predecessor net income prior to IPO on February 11, 2015	—		42.7
Net income subsequent to IPO	144.6		340.9
Less: Net income attributable to noncontrolling interest in Columbia OpCo subsequent to IPO	122.6		289.3
Net income attributable to limited partners subsequent to IPO	$22.0		$51.6
Net income attributable to partners' ownership interest subsequent to IPO per limited partner unit (basic and diluted)
Common units	$0.22		$0.52
Subordinated units	0.22		0.51
Weighted average limited partner units outstanding (basic and diluted)
Common units	53.8		53.8
Subordinated units	46.8		46.8
Throughput (MMDth)
Columbia Gas Transmission	284.3	264.1	1,096.7	1,023.9
Columbia Gulf	137.5	143.0	420.5	473.3
Total	421.8	407.1	1,517.2	1,497.2

Columbia Pipeline Partners LP
Schedule 1 – Non-GAAP Reconciliation of Adjusted EBITDA and Distributable Cash Flow
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2015	2014	2015	2014
		Predecessor		Predecessor
Net Income	$144.6	$53.2	$383.6	$204.7
Add:
Interest expense	1.2	—	1.2	—
Interest expense-affiliated	6.4	14.4	24.1	39.1
Income taxes	—	29.8	23.7	119.7
Depreciation and amortization	33.4	29.2	98.7	87.7
Asset impairment	0.6	—	0.6	—
Distributions of earnings received from equity investees	16.2	14.7	44.1	27.6
Less:
Equity earnings in unconsolidated affiliates	15.3	12.0	44.2	32.9
Other, net	9.4	3.6	18.6	8.0
Adjusted EBITDA	$177.7	$125.7	$513.2	$437.9
Less:
Adjusted EBITDA attributable to Predecessor prior to IPO	—		79.4
Adjusted EBITDA attributable to noncontrolling interest in OpCo subsequent to IPO	150.2		366.8
Adjusted EBITDA attributable to Partnership subsequent to IPO	$27.5		$67.0

Net Cash Flows from Operating Activities	$114.0	$109.1	$438.9	$446.6
Interest expense	1.2	—	1.2	—
Interest expense-affiliated	6.4	14.4	24.1	39.1
Current taxes	—	7.7	13.2	50.2
Gain on sale of assets and impairment, net	38.4	3.0	52.0	20.8
Other adjustments to operating cash flows	(3.7)	(2.7)	(8.2)	(6.5)
Changes in assets and liabilities	21.4	(5.8)	(8.0)	(112.3)
Adjusted EBITDA	$177.7	$125.7	$513.2	$437.9
Less:
Adjusted EBITDA attributable to Predecessor prior to IPO	—		79.4
Adjusted EBITDA attributable to noncontrolling interest in OpCo subsequent to IPO	150.2		366.8
Adjusted EBITDA attributable to Partnership subsequent to IPO	$27.5		$67.0

Adjusted EBITDA	$177.7		$513.2
Less:
Cash interest, net	7.6		25.3
Maintenance capital expenditures	29.2		99.9
Gain on sale of assets	39.0		52.6
Distributable cash flow attributable to Predecessor prior to IPO	—		67.8
Distributable cash flow attributable to noncontrolling interest subsequent to IPO	117.2		276.2
Add:
Proceeds from sales of assets	36.0		55.0
Interest income	4.2		4.2
Capital (received) costs related to Separation	(4.1)		(1.4)
Partnership Distributable Cash Flow	$20.8		$49.2

Columbia Pipeline Partners LP
Consolidated and Combined Balance Sheets (GAAP)
(unaudited)

(in millions)	September 30, 2015	December 31, 2014
		Predecessor
ASSETS
Current Assets
Cash and cash equivalents	$56.9	$0.5
Accounts receivable (less reserve of $0.3 and $0.3, respectively)	131.3	149.3
Accounts receivable-affiliated	394.1	153.8
Materials and supplies, at average cost	26.0	24.9
Exchange gas receivable	23.8	34.8
Regulatory assets	5.4	6.1
Deferred property taxes	15.5	48.9
Deferred income taxes	—	24.6
Prepayments and other	38.6	14.8
Total Current Assets	691.6	457.7
Investments
Unconsolidated affiliates	434.5	444.3
Other investments	4.8	6.2
Total Investments	439.3	450.5
Property, Plant and Equipment
Property, plant and equipment	8,757.6	7,931.6
Accumulated depreciation and amortization	(2,981.3)	(2,971.4)
Net Property, Plant and Equipment	5,776.3	4,960.2
Other Noncurrent Assets
Regulatory assets	119.8	151.9
Goodwill	1,975.5	1,975.5
Postretirement and postemployment benefits assets	127.6	102.7
Deferred charges and other	10.6	9.0
Total Other Noncurrent Assets	2,233.5	2,239.1
Total Assets	$9,140.7	$8,107.5

Columbia Pipeline Partners LP
Consolidated and Combined Balance Sheets (GAAP) (continued)
(unaudited)

(in millions, except unit amounts)	September 30, 2015	December 31, 2014
		Predecessor
LIABILITIES AND EQUITY
Current Liabilities
Current portion of long-term debt-affiliated	$—	$115.9
Short-term borrowings	20.0	—
Short-term borrowings-affiliated	2.4	247.3
Accounts payable	78.6	56.1
Accounts payable-affiliated	35.8	49.9
Customer deposits	16.8	13.4
Taxes accrued	63.0	106.9
Exchange gas payable	23.6	34.7
Deferred revenue	13.9	22.2
Regulatory liabilities	9.1	1.3
Legal and environmental	1.2	1.5
Accrued capital expenditures	197.0	61.1
Other accruals	62.4	67.4
Total Current Liabilities	523.8	777.7
Noncurrent Liabilities
Long-term debt-affiliated	630.9	1,472.8
Deferred income taxes	1.0	1,239.0
Accrued liability for postretirement and postemployment benefits	33.4	44.7
Regulatory liabilities	305.3	294.3
Asset retirement obligations	22.5	23.2
Other noncurrent liabilities	62.5	84.5
Total Noncurrent Liabilities	1,055.6	3,158.5
Total Liabilities	1,579.4	3,936.2
Commitments and Contingencies
Equity and Partners' Capital
Net parent investment	—	4,188.0
Common unitholders-public (53,834,784 units issued and outstanding)	955.5	—
Subordinated unitholders-CEG (46,811,398 units issued and outstanding)	301.4	—
Accumulated other comprehensive loss	(4.1)	(16.7)
Total Columbia Pipeline Partners LP partners' equity and capital	1,252.8	4,171.3
Noncontrolling Interest in Columbia OpCo	6,308.5	—
Total Equity and Partners' Capital	7,561.3	4,171.3
Total Liabilities and Equity and Partners' Capital	$9,140.7	$8,107.5

Columbia Pipeline Partners LP
Statements of Consolidated and Combined Cash Flows (GAAP)
(unaudited)

Nine Months Ended September 30, (in millions)	2015	2014
		Predecessor
Operating Activities
Net Income	$383.6	$204.7
Adjustments to Reconcile Net Income to Net Cash from Operating Activities:
Depreciation and amortization	98.7	87.7
Deferred income taxes and investment tax credits	10.5	69.5
Deferred revenue	0.4	2.3
Equity-based compensation expense and profit sharing contribution	4.5	4.4
Gain on sale of assets and impairment, net	(52.0)	(20.8)
Income from unconsolidated affiliates	(44.2)	(32.9)
Amortization of debt related costs	0.3	—
AFUDC equity	(15.0)	(8.2)
Distributions of earnings received from equity investees	44.1	27.6
Changes in Assets and Liabilities:
Accounts receivable	3.2	2.3
Accounts receivable-affiliated	27.9	19.6
Accounts payable	18.1	(0.4)
Accounts payable-affiliated	(20.3)	2.1
Customer deposits	(23.8)	75.2
Taxes accrued	(25.6)	(33.0)
Exchange gas receivable/payable	0.4	3.5
Other accruals	(1.7)	(0.1)
Prepayments and other current assets	20.1	26.8
Regulatory assets/liabilities	43.7	35.3
Postretirement and postemployment benefits	(26.9)	(15.9)
Deferred charges and other noncurrent assets	(3.5)	(3.9)
Other noncurrent liabilities	(3.6)	0.8
Net Cash Flows from Operating Activities	438.9	446.6
Investing Activities
Capital expenditures	(775.9)	(527.4)
Insurance recoveries	2.1	6.8
Change in short-term lendings-affiliated	(265.3)	(34.6)
Proceeds from disposition of assets	55.0	5.9
Contributions to equity investees	(1.4)	(63.8)
Distributions from equity investees	15.1	—
Other investing activities	(19.1)	(5.5)
Net Cash Flows used for Investing Activities	(989.5)	(618.6)
Financing Activities
Change in short-term borrowings	20.0	—
Change in short-term borrowings-affiliated	(245.0)	(378.9)
Issuance of long-term debt-affiliated	—	551.0
Payments of long-term debt-affiliated, including current portion	(957.8)	—
Proceeds from the issuance of common units, net of offering costs	1,168.4	—
Distribution of IPO proceeds to parent	(500.0)	—
Contribution of capital from parent	1,217.3	—
Quarterly distributions to unitholders	(26.0)	—
Distribution to noncontrolling interest in Columbia OpCo	(69.9)	—
Net Cash Flows from Financing Activities	607.0	172.1
Change in cash and cash equivalents	56.4	0.1
Cash and cash equivalents at beginning of period	0.5	0.3
Cash and Cash Equivalents at End of Period	$56.9	$0.4